Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-70567, 333-162668, 333-171149, and 333-189614 on Form S-8 and Registration Statement No. 333-200291 on Form S-3 of Magellan Petroleum Corporation of our report dated September 30, 2016 related to the financial statements of Tellurian Services LLC as of April 9, 2016, December 31, 2015, and 2014 and for the period from January 1, 2016 to April 9, 2016 and for the years ended December 31, 2015 and 2014 appearing in this Current Report on Form 8-K of Magellan Petroleum Corporation.

/s/ DELOITTE & TOUCHE

Houston, Texas
October 11, 2016